Exhibit 10.8

Principal Investigator No.in Sturht Institution & Studv Number Dr.Ruth Snyder Or. Gerald Dodd Dr.HaroldKarpman 179 Study 1 Validation Study Memorial Sloan - KetteringCancer Center M.D. Andemon Hospital & Tumor Institute Brotman Memorial Hospftal Dr.Philp Strax 2,805 study 2 Screening Study Guttman Diagnostic Center Dr.Miohel Gaulherie 348 Study 3 Comparison Study Univen;ity Louis Pasteur Hospftal Dr. Alfredo Barros 1,009 Study 4 Efficacy study Mulliple Genta,, in Brazjl Dr. Alvaro Ronoo Or. Jose A Carambula Dr. Alfredo Barros 699 Study 5 Validation Study Mulliple Genta,,In Uru911ay 5,191 Total Paffents In All Trials BreastCare DTS,M Summary and Abstracts of Clinical Studies Summary of Clinical Studies 2 BreastCare DTS Œ isnot an imaging device, but it can identify unusual metabolic aotivily in the breast, which can be : 1. A present manifested form of angiogenesis that is feeding a tumor, causing increased temperature in the area, which is shown by the differential temperature between the breasts monitored by BreastCare DTS Œ . 2. Identifying an early risk marker for breast abnormalities by recognJzjng heat generating matabolical activities that suggestIha risk of developing breast cancer. Breasteare OTS Œ is a safe, reliable, low - cost and accurate Wff,f to routinely monitor for breast abnormalities and is intended to be used as an adjunct to established procedures such as clinical breast examination and mamroography for the detection of breast disease . BreastCare DTS Œ measures the current status of thebreast ; in addition, it ls also able topredict possible conditions in thebreast caused by early matabolkl activities and pathological activities . Clinical llials carried out in Iha United States, Europa, and South America have demonstrated that the Breasteare DTS Œ device is safe and easy to use, and that no adverse events and side affaots were reported among allIha llials . The studies also reported that Iha device has been demonstrated to be effective in detecting breast cancer, when, in fact, breast cancer waspresent asproven with follow - up biopsy results .

BreastCare DTS™ Summary and Abstracts of Clinical Studies

Study 1: Validation Study

Objective: To assess the effectiveness of the BreastCare DTS™ device in detecting cancer in the breast among patients scheduled for breast biopsy on the basis of accepted medical procedures including physical examination and mammography.

Total Patients: 179

Study Site:

Memorial Sloan-Kettering Cancer Center, New York, NY
Principle Investigator: Dr. Ruth Snyder. Radiologist; first Director of the Department of Diagnostic Radiology (Mammogram), Memorial Sloan-Kettering Cancer Center; winner, Association for Woman in Science Outstanding Scientist Award, Metro – NY Chapter.

M.D. Anderson Hospital and Tumor Institute, Houston, TX
Principle Investigator: Dr. Gerald Dodd. Former President of the American Cancer Society; Emeritus Professor of Radiology at University of Texas; M.D. Anderson Cancer Center; former President of the President's Advisory Board on Breast Cancer.

Brotman Memorial Hospital at the University of California, Los Angeles, CA
Principle Investigator: Dr. Harold Karpman. Clinical Professor of Medicine at the University of California – Los Angeles School of Medicine; creator of the first Holter 24-hour cardiac recording monitor; author of several books and over 100 peer-reviewed papers and presentations.

Methods: This was a multicenter study. The objective of the validation studies for BreastCare DTS™ was to determine the effectiveness of the device to detect breast cancer among patients scheduled for breast biopsy on the basis of findings from accepted medical procedures (including physical exam and mammography). Patients who were being admitted for surgical or aspiration biopsy were assessed with the device prior to performance of the biopsy. The BreastCare DTS™ results were not made known to the investigators until after the biopsy results were determined.

Results: 179 women were enrolled in the study, of whom 145 had a unilateral biopsy and 34 had bilateral biopsy. The age distribution of all subjects was between 25 and 70 years old, as shown in Table 1. 112 out of the 179 women recruited were positively identified with cancer of the breast; of these, 9 women were identified with bilateral breast

3

4 Sensitivity Total Negative Positive Biopsy Finding 83% 112 19 93 Cancer NA 67 36 31 Benign NA 179 55 124 Total 3reastCare DTS•M Summary and Abstracts of Clinical Studies cancer and were part of the 34 women undergoing bilateral biopsy . BreastCare DTS Œ oorrectly identified 93 of the 112 women 1 Mth a positive biopsy, giving a sensitivity of 83 % as shown in Toole 2 . When only unilateral biopsy patients were considered, the sensitivily of the BreaslCare DTS Œ increased to 88 . 1% . The age - specific results for sensitivily are shown in Table 3 . Of significance, BreastCare DTS Œ showed a sensitivity of 87 . 5 % with positive results in 7 out of 8 women found to have tumors less than 1 cm . BreastCare DTS Œ showed asensitivily of 71 . 4% 1 Mth positive results in 15 out of 21 women found to have tumors between 1 and 2 om . BreastCare DTS Œ demonsbated a sensitivily of 71 . 9 % with positive results in 23 out of 32 women found to have turmrs 2 to 3 cm . BreastCare OTS Œ showed a sensitivity of 91 . 7% 1 Mth positive results in 33 out of 36 women found to have tumors 3 cm or l"IJer as shown in Table 4 . Results of cllnioal studies indicate a tumor of the size of at least 1 . 5 centimeters is necessary for detection during a clinical breast examination. 27 Table 1. Study 1• Age Distribution ' U . S . Validation Study Total Age Group 10 <25 15 25 - 34 28 35 - 44 37 45 - 54 58 55 - 64 33 >65 Table 2. Study 1:Breastcare DTS Œ Results

BreastCare DTS™ Summary and Abstracts of Clinical Studies

Table 3.

Study 1: Results by Age Group

Age Group	Clinical Screening	BreastCare DTS™ +	BreastCare DTS™ -	Total	Sensitivity
< 25	+	1	0	1	100%
	-	3	6	9	
25–34	+	5	0	5	100%
	-	4	6	10	
35–44	+	12	1	13	92.3%
	-	5	10	15	
45–54	+	15	4	19	78.9%
	-	9	9	18	
55–64	+	36	10	46	76.8%
	-	7	3	10	
> 65	+	24	4	28	81.8%
	-	3	2	5	

Table 4.

Study 1: Relationship Between Size of the Cancer and BreastCare DTS™

* Size of Cancer (cm)	BreastCare DTS™ Positive
Less than 1.0	87.5% (7 out of 8)
1.0–1.9	71.4% (15 out of 21)
Sub-total	75.9% (22 out of 29)
2.0–2.9	71.9% (23 out of 32)
3.0 or larger	91.7% (33 out of 36)
Sub-total	82.4% (56 out of 68)
Total	80.4% (78 out of 97)

* A size was reported for 97 of the 112 cancers found in the breast. T0: non-palpable; T1: 1–< 2 cm; T2: 2–5cm; T3: 5–10 cm; T4: >10 cm

This study was evaluated by the Department of Biostatistics and Epidemiology, Georgetown University Medical School, Washington, DC.

Conclusions: The BreastCare DTS™ device appeared to accurately measure temperature differences in the breast and surrounding tissues. There was marked acceptance of the device by patients.

5

6 BreastCare DTSTM Summary and Abstracts of Clinical Studies study 2: Screening study Objective: To access the efficacy of the device in detecting 'significant breast abnormalities' in oompanson with the results of olinioal screening. Two basic questions are being investigated: (1) How often does the devioe produce a positive reading in women with significant breast abnormalities? (Sensitivity) . (2) How often does the device produce anegative reading in women with no detected significant breast abnormalities? (Specificity) . Total Patients: 2,805 SludySite: Guttman Diagnostic Center, New York, NY Pnnoiple Investigator : Philip Strax, M . D . Radiologist, who pioneered the use of mammography to screen for early breast cancer ; his landmark 1966 study is the basis for screening mammography today . Founder and original director of the Memorial Sloan - Kettenng Guttman Diagnostic Center in New York City and the Strax Institute inFortLauderdale, FL . Methods : This was a study to assess the sensitivity and specificity rates of BreastCare DTS Œ in a normal population attending an outpatient clinic for screening . The Breasteare DTS Œ device was used in the clinic prior to the standard sequence of screening procedures (physical examination plus mammography and thermography) . The interpretation of the device and the cllnical interpretations were blinded with respect to each other and the results of the Breastcare DTS Œ test was not used to determine patient follow - up in this study . Patients were only oonsidered clinically positive and biopsy wasrecommended If the mammography was positive for suspicion of breast cancer . Results : 2 , 805 women were enrolled in the study, with 99 patients ( 3 . 5% ) being deemed positive for suspicion of malignancy upon clinical examination and, therefore, recommended for biopsy . 452 of the 2 , 805 patients ( 16 . 1% ) had a positive BreastCare DTS Œ result . The definition of apositive screening result for this study was areoommendation that the patient have an aspirational or - excisional biopsy based on the clinical evaluation 1 independent of the BreastCare DTS Œ . The age distnbution for this study is shown In Table 5 . No adverse reactions or side effects due to BreastCare DTS Œ were observed . The overall agreement between the olinic staff evaluation and the BreastCare DTS Œ soore was 86 . 5% ([ 86 positive on both plus 2 , 340 negative on both] divided by 2 , 805 . In 99 . 6 % of the screening ೦ the clinical findings either oonfirmed the BreastCare DTS Œ results or indicated that the device produced a positive result not in agreement with the clinical

BreastCare DTS™ Summary and Abstracts of Clinical Studies

evaluation, meaning positive results that were missed by physical exam. The age-related sensitivity and specificity of BreastCare DTS™ is shown in Table 5.

Table 5.

Study 2: Overall Sensitivity and Specificity of the BreastCare DTS™ Per Age Group
With the Clinical Need for Biopsy Being the Endpoint, U.S. Screening Study

Age Group	Clinical Screening	BreastCare DTS™ +	BreastCare DTS™ -	Total	Sensitivity	Specificity
< 25	+	2	0	2	100%	100%
	-	0	14	14		
25-34	+	10	1	11	90.9%	83.6%
	-	28	143	171		
35-44	+	27	5	32	84.4%	87.8%
	-	55	396	451		
45-54	+	26	5	31	83.9%	87.8%
	-	102	732	834		
55-64	+	16	1	17	94.1%	84.9%
	-	36	865	901		
> 65	+	5	1	6	83.3%	86.6%
	-	45	290	335		
Overall					86.9%	86.5%

This study was evaluated by the Department of Biostatistics and Epidemiology, Georgetown University Medical School, Washington, DC.

Conclusion: The use of a score of 4 bars or higher (a temperature difference of 2°F or more) as the definition of a positive test result yields a sensitivity (86.9%) and specificity (86.5%).

7

BreastCare DTS™ Summary and Abstracts of Clinical Studies

Study 3: Comparison Study

Objective: To assess the effectiveness of BreastCare DTS™ and to compare the results of earlier clinical studies of tests using the BreastCare DTS™ device conducted at Memorial Sloan-Kettering Cancer Center, M.D. Anderson Hospital and Tumor Institute, and the Brotman Memorial Hospital at UCLA. Protocols used in all cases for this study included physical examinations, infrared thermography, BreastCare DTS™ test, and mammography.

Total Patients: 348
Study Site:
University Louis Pasteur Hospital, Strasbourg, France
Principle Investigator: Michel Gautherie, M.D., PhD. Head of Research at INSERM

Methods: Of a total of 348 women between the ages of 22 and 71, 252 were pre-menopausal women. All patients visited the Breast Department with some complaint or symptom: 45% of them had mastodynia only and 26% had discovered abnormalities (lump, nipple discharge, etc.) by self-examination. In all cases, the following examinations were performed: infrared or liquid crystal thermography, BreastCare DTS™ test, mammography and physical examination. The patients with either palpable findings or an abnormal or suspicious radiographic image underwent fine-needle biopsy. The diagnosis of cancer was always established on cytological and histological findings. None of the patients in this study had bilateral breast tumor in mirror areas. All cancer patients exhibited a unilateral carcinoma.

The BreastCare DTS™ test was performed and read according to the recommendations by the manufacturer. As indicated on the BreastCare DTS™ recording form, a test was considered as normal or abnormal depending on whether any difference between mirror foils was less than, equal to or more than 2°F, respectively.

Results: Based on this study performed in 319 symptomatic women, the BreastCare DTS™ test appears to be objective and effective. Of the total of 43 cancers including 7 T0 and 18 T1 carcinomas, the sensitivity (true positive rate) was 83% (see Table 6). BreastCare DTS™ correctly identified both the healthy breasts and the carcinoma 92% and 83%, respectively (see Table 6).

8

9 Breas!Gara DTS"' Test' Diagnosis Patients Positive Negative % No. Pis % No. Pis. % N 8 16 92' 188 HeaJthy Breasf 64 204 46 33 54 39 Benign Disease 22.5 72 83' 36 17 7 Carcinoma 13.5 43 100 319 BreostCare DTS,M Summary and Abstracts of Clinical Studies Table 6. Study 3:Relationship Between Size of the Cancer and Positive BreastCare DTS Œ Result in Breasteara DTS"' Positive • Size of cancer (cm) (3 out of 7) 42.8"/4 Less than 1.0 (15 out of 18) 83% 1.0 - 1.9 (18out of 25) 72.% Sub - total (14outof 14) 100% 2.0 - 2.9 (4 out of 4) 100% 3.0 or larger (18outof18J 1011'/4 Sub - total (36 out of43) 83.7% Total TO : non - palpable ; T 1 : 1 - < 2 cm ; T 2 : 2 - Scm ; T 3 : 5 - 10 cm ; T 4 : > 10 cm Conclusion : This study confirms the findings on symptomatic women from the Memorial Sloan - Kettering Cancer Center in New York (Dr . Ruth Snyder), the M . D . Anderson Hospital in Houston (Dr . Gerald Dodd), and the Brotman Memofial Hospital inLos Angeles (Dr . Harold Karpman) . Table 7. Study 3: BreastCare DTS Œ Findings Versus Diagnoss In319 Symptomatic Breast Patienls' a) Evaluation and classification according to Gautherie & Gros (Modica Mund!,1976,1 - 15) b) Positive test corresponds to a difference of 2 ƒ F or more c) No physical and no mammographic findings d) Breas!Care DTS Œ correofiy identified both the heaJthy breasts and thecarcinoma 92% and 83%, respective ೦ .

10 BreostCare DTSrn Surnmary and Abstracts of Clinical Studies Study 4: Dlagnostlo Effioaoy Objective: To determine the capabilities of Breastcare DTS Œ 1 asboth a screening and a diagnostic tool. Total Patients: 1,009 Name of the Clinical lnvesUgelDrs Involved in the Study: C1inloal studies were evaluated by: Dr. Alvaro Ronoo, Epidemiologist;Minister of Publio Health, Uruguay Dr. lvo Barrelo De Medeiros, RN Dr. Alfredo C. Barros, SaoPaulo Dr. Diogenes Basegio, Passo Fundo, RS Dr. Vinlclus Budel, Curitiba, Parana Dr. Carlos I. De Paula, Goiania, Goiania Dr. Anlonio Figueira Rlho, Pemambuoo, Recife Dr. Sergio Ju ೦ a, Ceara Dr. Mauricio Magalhaes Costa, Rio de Janeiro Dr. Canos Menke, Porto Alegre, RS Dr. Antonio C. Nisida, SaoPaulo Dr. Ezio Novais, Salvador, Bahia Dr. Jose A Pinottl, SaoPaulo Dr. Jose A Ribeiro Filho, Brasilia, DF Dr. Henrique Salvadore Silva, Belo Horizonte, MG Dr. Luiz A. Santos Junior, Teresinha, Piaul Dr. Jorge Vilanova Biazus, Porto Alegre, RS These physicians areall members of theBrazilian Society of Masto/ogy. Methods : In these studies, the results obtained from women who were tested using Breastcare OTS Œ have been compared with their corresponding marnmogr ೦ hlc and/or biopsy reoolts ( 909 caoos and 151 oaoos, respectively), The age range of the investigated population in the Brazilian centers was wide ( 23 - 94 years) . The group under 50 years ccnslituted 57 . 8 % of the whole sample . 51 . 4 % of the women were premenopausal and 48 . 6 % were poslmenopausal . The median age was 47 years, . Results : Theresulls of 909 mammography patienls and the resulls of 151 biopsy patienls are illustrated in Tables 8 , 9 , and 10 , which show a comparison of Breastcare DTS Œ , mammography and biopsy . 62 . 4 % of breast physical

11 Negative Predictive Value% Positive Predictive Value % Specificity % Sensitivity % 96.0 39.0 86.3 71.0 vs. Mammography 80.0 83.6 89.7 76.0 vs. Biopsy Negative (%} Poslllve {%} 97.1 92.9 vs.Mammography 94.1 97.9 vs. Biopsy Negative {%} Positive{%} Age Group 95.2 100.0 < SO years 90.0 95.2 50+yean BreastCare DTS,M Summary and Abstracts of Clinical Studies examinations were normal, 27 . 0 % of examinations were labeled as ·not normal but not suspicious of cancer,· and 10 . 6 % of the abnormal examinations were labeled "clinical suspicion of oancer .• 57 . 2 % of the cases served as a control (were asymptomaUc), whereas the 42 . 8 % were symptomatic patients . Table 8. Study 4: BreastCare DTS Œ vs.Biopsy Table 9. Study 4: Combined Diagnostic Accuracy of BreastCare DTS Œ Combined with Physical Examination Table 10. Study 4:Combined Diagnostic Accuracy BreastCare OTS Œ &Physical Examination VersusBiopsy Performance According to Age Conclusion: If the results of abreas ' t physical examination arenormal or doubtful (absence of suspicion of cancer) and the BreastCare DTS Œ test isnegative, the probability of absenoe of cancer confirmed by biopsy isapproximately 95%. If breast physical examination is suspicious of cancer and Breasteare DTS Œ test ispositive, the probability ofhaving a cancer is98%. In these quoted situations, the performance of the device wasslightly better in women under 50 years old, who arepredominantly premenopausal,

12 BreastCare DTS•M Summary and Abstracts of Clinical Studies study 5: Validation study Objective: To test the efficacy of BreastCare DTS Œ , a new method of functional thermometric evaluation of breasts, based on the fact thatmetabolically more active tissue can be suspicious of neoplastic growth. Total Patients: 699 study Sita: PRONOCAM (National Breast Cancer Program) Ministry of Public Health, Montevideo, Uruguay Principle Investigators: Dr. Alvaro L. Ronco and Dr. Jose A. Carambula, both affiliated with PRONOCAM; Dr. Alfredo Barros, Pre ೦ dent of!he Brazilian Society of Mastology. Methods : All women (699) were given a clinical breast examination, a BreastCare DTS Œ test and a mammogram . 128 women had a biopsy performed when there was suspicion of malignancy in the breast . Biopsy was considered the gold standard for validating positive diagnosis for cancer (in situ or invasive) . The variables of diagnostic predictive capabilities of the Breast Care Œ device were calculated . The results of BreastCare DTS Œ were compared with the results of mammogram diagnostic mammography . Values 1 - 3 were accepted as negative for cancer and 4 - 5 were accepted as positive for cancer . Results: Theresults areillustrated in Tables 12 and 13. The positive predictive values are different for biopsy and mammography as mammography is only predictive for dlagn ೦ ng oanoar and biopsy is oonclu ೦ e for diagnosing oanoar . As such, when using mammography to confirm predictive value for BreastCare DTS Œ , the positive predictive value was 39 . 7 % and when using biopsy to confirm, the positive predictive value rose to 84 . 5% .

BreastCare DTS™ Summary and Abstracts of Clinical Studies

Table 12.

Study 6: Results of BreastCare DTS™ Versus Mammography

Specificity	Sensitivity	Negative Predictive Value	Positive Predictive Value	Accuracy
85.4%	61.1%	93.3%	39.7%	82.1%

True Positive	False Positive	True Negative	False Negative	Total
58	88	516	37	699

Table 13.

Study 6: Results of the 128 Women

Efficacy of BreastCare DTS™ Compared with Biopsy for Cancer (in situ or invasive)

Specificity	Sensitivity	Negative Predictive Value	Positive Predictive Value	Accuracy
84.7%	71%	71.4%	84.5%	77.3%

True Positive	False Positive	True Negative	False Negative	Total
49	9	50	20	128

Conclusions: A high diagnostic accuracy of BreastCare DTS™ was achieved, mainly based on its high negative predictive value versus mammography (Table 12) (above 93%). When BreastCare DTS™ was used in combination with physical examination; the accuracy of both associated methods compared to mammography was 93.3%.

13

PRELIMINARY RESULTS ABOUT DIAGNOSTIC EFFICIENCY OF BREAST*CARE*™ DEVICE : ANALYSIS OF THE MULTICENTRIC ON-GOING STUDIES IN URUGUAY AND BRASIL.

Alvaro L. Ronco, M.D.
Epidemiologist
Montevideo, Uruguay

This report is the result of analyses performed to data registered in specifically designed protocols for the proposed aim, coming from information submitted by 32 medical centers in the two countries that are mentioned above (20 hospitals y and institutions of pre-paid system which are participating in the PRONACAM [National Breast Cancer Pogramme] of Uruguay and 12 private centers of Brazil whose heads are physicians members of the Brazilian Society of Mastology).

Up to date, 506 women have been examined with BreastCare in Uruguay according to the respective protocol, whereas 287 women were examined in Brasil. From these total numbers, those who have had a control mammography made were selected as evaluable (273 and 246 respectively), which means a maximum of 519 patients as working sample.

Evaluations were based on the reference parameters cited in the pilot investigations that were done in the U.S.A., therefore, a result of Breastcare is considered as positive (+) when the difference between similar opposite segments was 4 or more bars, and the test result is interpreted as negative (-) when those differences were 3 or less bars.

The following are the most remarkable results in each one of the participating countries, as well as a combined evaluation of both of them.

STUDY IN URUGUAY

The research that is being carried out in Uruguay corresponds to a protocol which was specifically designed by the PRONACAM, in which all women who must be examined with mammography after the breast physical examination (according to the operative algorithm of the programme), are examined with Breastcare in an intermediate step between the two instances. It can be considered as a selective screening, in which women between 40-69 years-old can enter -in particular for this study-. They are not randomly selected women, because the used methodology implies to derive to Breastcare test and Mammography the following women: 1) Those women with a breast examination that is suspicious of cancer; 2) women with a doubtful breast examination (either normal nor suspicious of malignancy); 3) women with a normal examination but with at least one risk factor for breast cancer from a series of selected classical ones (family history in first degree of breast cancer, menarche before 12 , nulliparous, among others). Up to date, a total

1

2 False H True( - ) Fa ೦ e (+) True(+) 7 cases (2.6%) 185 cases (67.8%) 75 cases (27.5%) 6 cases (2.2%) number of 273 patients from the beginning of the clinical research in PRONACAM have completed the sequence Clinical Breast Examination - Breastcare test - Mammography . Population features As we already mentioned above, the age range of the participating pcpulation is 40 - 69 . The majority belongs to the youngest decade (between 40 - 49 ) with the 44 . 2% ,, followed by the intermediate group of 50 - 59 years with the 37 . 0% . Finally, the oldest decade represents the 18 . 9% . Concerning the menopausal status ofwomen, 61 . 9% ( 169 cases) were postmenopausal and 36 . 3 % premenopausal, leaving a small group where this information has been not registered ( 1 . 8% ) . Reason for medical consultation of patients was mainly a control ( 77 . 7 % with 212 cases) and the rest ( 22 . 3% ) were symptomatic patients, in which mastalgia and a nodule were the most frequently identified symptoms or signs . Dueto the PRONACAM's operative algorithm itself, the presence of at least one risk factor was very high ( 94 . 4% ), a 2 . 5 - fold higher frequency than the usual in the population examined by the Programme . Anyway, clinical breast examination was mainly normal ( 79 . 5% , 213 cases), with 18 . 7 % of examinations with abnonnalities not being suspicious of cancer, and only 1 . 9 % of examinations labeled as abnonnal and suspicious of cancer . Seventy percent ( 70 . 3% , 192 cases) of all examined women had a Breastcare test labeled as negative ( .. ) and the other 29 . 7% ( 81 cases) bad a positive(+) resuh . Comparison Breasteare - Mammography Asununing the results of Mammography (diagnostic mode . not a screening one) performed to patients as the .. gold standard" or reference measure, we contrasted the results of Breastcare test against the ones of Mammography . Jo these latter, a value 1 ೦ 3 of BIRADS code was assumed as NEGATIVE FOR CANCER and a value 4 - 5 as POSITIVE FOR CANCER . Based on this backgrolnld, . global prediction for Breastcare test was the following : Based on these results, we estimate: * a SENSIBILITY of 46.2% * a SPECJFICITY of 71.2% * a Positive Predictive Value (PPV) of 7.4% • a Negative Predictive Value (NPV) of96.3% It is of interest to remark the fllct that one of the 7 cases labeled as False ( - ) had a further negative result in the biopsy . Taking it into aCCQunt, the "actual" false( - ) would become 6 from the viewpoint of a true diagnose of cancer . After performing exploratory analyses with the database we observed that, in particular, 3 variables had a remarkable association with the comparative results of Breasta \ re with Mammography . These variables were : 1. the clinical examination (normal, doubtfu1, abnonnal) 2. the android - type obesity in postroenopausal women (present, absente) 3. a history of benign breast disease (present, absent) First, classification of the clinical breast examination showed important differences:

Results of Breastcare against Mammography				
Clin.exam.	True (+)	False (+)	True (-)	Falso (-)
NORMAL	1 (0.5%)	56 (26.3%)	153 (71.8%)	3 (1.4%)
DOUBTFUL	3 (6.0%)	17 (34.0%)	28 (56.0%)	2 (4.0%)
ABNORMAL	1 (20.0%)	1 (20.0%)	1 (20.0%)	2 (40.0%)

p= 0.00000

Based on the previous results, the following predictive capabilities are calculated:

Clin.exam.	Sensibility	Specificity	P.P.V.	N.P.V.
NORMAL	25.0 %	73.2 %	1.7 %	98.1 %
DOUBTFUL	60.0 %	62.2 %	15.0 %	93.3 %
ABNORMAL	Not eval.	Not eval.	Not eval.	Not eval.

When clinical examination is not normal, there. is an association with increase of sensibility and PPV, but also within values that are not high. At the same time, there is a slight loss of specificity and in NPV (albeit less in this latter), but both remain within high values.

Second, the presence of **android-type postmenopausal obesity** showed some differences among the 169 patients which were comprised within this category of menopausal status, though they did not reach a statistical significant difference, as it follows:

Results of breastcare against mammography				
Obesity	True (+)	False (+)	True (-)	False (-)
ABSENT	1 (1.1%)	22 (23.7%)	67 (72.0%)	3 (3.2%)
PRESENT	1 (1.3%)	29 (38.2%)	46 (60.5%)	0 (0.0%)

p = 0.10

Based on the previously shown results, the following predictive capabilities are estimated:

3

Obesity	Sensibility	Specificity	P.P.V.	N.P.V.
ABSENT	25.0 %	75.0 %	4.3 %	95.7 %
PRESENT	Not eval.	61.0 %	3.0 %	**100.0 %**

Third, the presence of a **personal history of breast benign disease** also showed differences (near the limits of statistical significancy) among the 267 evaluable pacient, as follows:

Results of breastcare against mammography				
B.B.D.	True (+)	False (+)	True (-)	False (-)
NO	4 (2.1%)	58 (30.1%)	124 (64.2%)	7 (3.6%)
YES	0 (0.0%)	16 (21.6%)	58 (78.4%)	0 (0.0%)

p = 0.067

Again, based on these results, the following predictive capabilities are estimated:

B.B.D.	Sensibility	Specificity	P.P.V.	N.P.V.
NO	25.0 %	75.0 %	4.3 %	95.7 %
YES	Not eval.	61.0 %	3.0 %	**100.0 %**

Counting on these prior classifications as background, a last analysis was performed to the Uruguayan sample, **only in women with normal breast clinical examination**, adding a discriminancy on history of benign breast disease, all of which led us to the following results:

Results of Breastcare against mammography				
B.B.D.	True (+)	False (+)	True (-)	False (-)
NO	1 (0.7%)	47 (30.7%)	102 (66.7%)	3 (2.0%)
YES	0 (0.0%)	9 (15.0%)	51 (85.0%)	0 (0.0%)

p = 0.054

4

N.P.V. 97.2% P.P.V. 2.0% Specificity 68.5 % Sensibility 25.0% B.B.D. NO 100.0% Not eval. 85,0% Noteval. SI From these results, the following predictive capabilites are estimated for this population group: 5 Taking into account the analyses performed to data of the sample examined in Uruguay, two facts are remarkable : I) In all considered situatiOhs, the Negative Pre<Jictive Yplue O'iPV) wa ೦ observed having values within a high range ( 93 . 3 % to 100 . 0% } ; 2 ) In the same way, Positive Predictive Vatqe (PfV} experienced variations within a low range ( 1 , 7 % to 15 . 0% ) . The graphical fJlfNllAD of these facts could be explanatory : Figure 1 shows the variations of NPV, whereas Pigure 2 displays the variations of PPV . N.P.V. ACCORDING TO PATIENTS FEATURES Comparison BroastCare • Mammography N.P.V. 100 ,. ,. .. NOB11D NOOII ALL Net OB BBD GROUP90F PATIENTS Fig. 1. Abbreviations:OCE (doubtful clinical examination), NOBBD (no benign breast diseases), NO OB (noobesity), NCE (nonnal clinical examination), OB(obesity), BBD(benign bream diseases).

P.P.V. ACCORDING TO PATIENTS FEATURES
Comparison BreastCare - Mammography
P.P.V.
15
10
5
0
1.7
3
4.3
6.5
7.4
15
NCE
OB
NO OB
NO BBD
ALL
DCE
GROUPS OF PATIENTS

Fig. 2. (Same abbreviations than Fig. 1).

The introduction of abnormalities in the clinical examination –clearly expressed by the DOUBTFUL label in both graphics-- sets the NPV in its lowest point and the PPV in the highest one. Inversely, the condition of having a NORMAL breast clinical examination displayed a very high NPV and the lowest PPV for the Breastcare test. Besides, the whole sample group showed intermediate predictive values, according to the used scales.

INTERPRETATION AND DISCUSSION OF RESULTS

According to the analyzed sample, which has been examined by the PRONACAM (Uruguay), the following facts can be recognized:

1. While operating within a certain modality of population screening, in which consultations for control in asymptomatic women prevails, Breastcare test displayed a high capability in discarding cancerous lesions. This fact was supported on an acceptable specificity (71% in general, range 61-85 % in given specific situations) and adequately expressed through high negative predictive values (96% in general, range 93-100 % in given specific situations).
2. Considering this same situation in which most women are normal from the viewpoint of breast clinical examination, Breastcare displayed rather low sensibility (46% in the whole sample), and very low positive predictive value (7% for the whole sample, range 1.7-15% in given specific situations).
3. The presence of a personal history of benign breast diseases –which were appropriate defined by the Programme-- was associated to an improvement of the diagnostic efficiency of Breastcare, toward a reduction of false (+) and an increase of true (-), an association that was found in the limits of statistical significancy. It can be well appreciated in the corresponding tables that all cases of false negatives based on mammographic results (7 in total) were cases without such personal gynecological datum.
4. Among postmenopausal patients, the presence of android-type obesity was associated to the increase of (+) results of Breastcare, due to which false (+) were also increased, but at the same

6

time, negative results decreased in so particular proportions that the NPV was improved (from 95.7 to 100%).

5. The small proportion of cases with abnormal clinical examination, due to the fact that the Programme's activity is screening of mostly normal population, precludes other analyses related to the diagnoses of true (+).

Summarily, results achieved up to date in Uruguay suppose for Breastcare to have a very high capability for discarding malignant breast lesions, if a woman is **under normal conditions from the viewpoint of her breast examination**. Furthermore, diagnostic accuracy is also improved even more under specific situations like having a personal **history of benign breast** diseases, and in **android-type obese postmenopausal women** (ratio waist/hip >0.80).

C.V. RESUME OF THE AUTHOR 13 Dr . Alvaro Ronco was born in Montevideo in 1958 and graduated as Medicine Doctor in the Universidad de la RepUblica in 1986 . He has attended to specialization courses on Cancer Registries in Rio de Janeiro, Brazil, and on Nutritional Epidemiology ir'I Baltimore, U . S . A . He is developing a career on epidemlologic research exclusively in the oncologic field, with particular preference on breast cancer . He has received 7 scientific awards, all of them to epidemiologic studies : Ricardo Moro Prize 1990 , Clara & Victor Soriano Prize 1993 , El Pafs Prize 1994 , Nacional Prize Of Neumology 1995 y 1998 , the five conferred by the National Academy of Medicine of Uruguay . Furthermore, he has been awarded in scientific congresses : Best Scientific Paper in Nephrourology, VIII World Congress on Ultrasound In Medicine and Biology (Buenos Aires, 1997 ), and Best Scientific Paper, V Uruguayan Congress of Oncology (Montevideo, 1998 ) . Dr . Ronco is author and coauthor of 70 scientific papers, half of which are publications in peer ೦ reviewed international journals, like the International Journal of Cancer, Cancer Epidemiology Biomarkers & Prevention, Anticancer Research, Lung Cancer, Nutrition and Cancer, The Breast JoumaI, Ultrasound in Medicine and Biology, International Journal of Epidemiology, British Journal of Cancer, Artificial Intelligence in Medicine, Cancer Causes and Control . Currently, he occupies the position of Vicedirector of the National Cancer Registry of Uruguay, and as Epidemiologist of the Cooperative Medica de Florida, Uruguay . He has had active participation in epidemiologic researches carried out within the PRONACAM (National Breast Cancer Programme) and in projects funded by a local NGO, the Comlsi 6 n Honoraria de Lucha Contra el cancer de/ Urt,,jguay .

False( - ) True( - ) False(+) True(+) 18 cases (7.7%) 163 cases (69.4%) 34 cases (14.5%) 20 cases (8.5%) 7 STUDY IN BRAZIL The research that is being carried out in Brazil corresponds to a combined protocol, in which Breastcare capabilities are examined with part of the sample under screening conditions and another part for diagnostic validation of cases selected by the condition of being suspicious of cancer, obtained by other diagnostic methods . This division w . ill allow us to analyze a sample of positive cases of cancer with histopatbologic confirmation, apart from performing an analysis, which is comparable to the one done on the Uruguayan population . , that was presented before . The Brazilian sample has similarities and differences with the Uruguayan . The main differences can be detailed as follows ; The age range in the Brazilian population that was examined in their centers was much wider ( 23 - 83 years) . Furthermore, the frequency for premenopausal women was 61 . 2 % and 38 . 8 % for postmenopausal ones, which shows that the proportions have an inverse pattern compared to the Uruguayans . There have been a 58 . 5 % of normal clinical examinations 28 . 4 % of examinations labeled as doubtful and a 13 . I % of examinations with clinical suspicious of cancer . These numbers are not an expression of a populational mass screening, Of a totaJ number of 287 examinations performed with Breastcare 220 ( 76 . 7% ) were negative and 67 ( 23 . 3% ) positive, according to the same criteria that were detailed at the beginning of this report . Comparison Breastcare - Mammography Having an identical background and methodology than with the Uruguayan sample, we performed crosstabulations with Breastcare by Mammography results . In these latter , it had been already mentioned that BIRADS codes 1 - 3 were asswned as negative for cancer, and codes 4 - 5 as positive for cancer . The overall prediction of Breastcare fur the Brazilian sample comprising 235 cases with mammography was the following : 7

Based on these results, we estimated:

* a SENSIBILITY of 52.6%
* a SPECIFICITY of 82.7%
* a Positive Predictive Value (PPV) of 37.0%
* a Negative Predictive Value (NPV) of 90.0%

We analyzed the interrelationship of **clinical breast examination** with Breastcare and mammography. Results were partially similar to the Uruguayan ones, although there were some differences depending mostly on positive cases :

Results of Breastcare against mammography				
Clin.exam.	True (+)	False (+)	True (-)	False (-)
NORMAL	2 (1.6%)	22 (17.1%)	100 (77.5%)	5 (3.9%)
DOUBTFUL	1 (1.6%)	9 (14.1%)	53 (82.8%)	1 (1.6%)
ANORMAL	15 (51.7%)	1 (3.4%)	1 (3.4%)	12 (41.4%)

p= 0.00000

Based on these previous results, the following predictive capabilities of Breastcare are estimated:

Clin.exam.	Sensibility	Specificity	P.P.V.	N.P.V.
NORMAL	28.6 %	82.0 %	8.3 %	95.2 %
DOUBTFUL	50.0 %	85.5 %	10.0 %	98.2 %
ABNORMAL	55.6 %	50.0 %	93.8 %	7.7 %

When clinical examination is not normal, there is an association with an increase of sensibility and PPV, but within not high values, reproducing the pattern observed among Uruguayan population. At the same time, nevertheless, very slight increases (though they were smaller) in specificity and also in NPV have occurred, which remain among high values. But the main difference appears related to the abnormal clinical examination (suspicious of cancer) , a situation in which Breastcare experienced a dramatic fall of NPV and a similar raise of PPV.

Second, the presence of **personal history of benign breast diseases** also showed differences (statistically non significant) among evaluable patients, as follows:

8

Results of Breastcare against mammography				
B.B.D.	True (+)	False (+)	True (-)	False (-)
NO	9 (9.7%)	14 (15.1%)	62 (66.7%)	8 (8.6%)
YES	7 (6.4%)	12 (11.0%)	85 (78.0%)	5 (4.6%)

$p = 0.32$

Again, based on these results, the following predictive capabilities were calculated :

B.B.D.	Sensibility	Specificity	P.P.V.	N.P.V.
NO	52.9 %	81.6 %	39.1 %	88.6 %
YES	58.3 %	87.6 %	36.8 %	94.5 %

A personal history of benign breast diseases in patients was associated a small increases in specificity and sensibility, with a discrete improvement of NPV, with rather similar numbers to those obtained in Uruguay .

Comparison Breastcare – Biopsy

Cases studied with **biopsy** (46 in this sample) allowed to perform a crosstabulation of Breastcare by microscopic diagnosis , whose results are shown in the following table:

True (+)	False (+)	True (-)	False (-)
13 cases (28.2%)	4 cases (8.7%)	20 cases (43.5%)	9 cases (19.6%)

Based on these results, we estimated:
* a SENSIBILITY of 59.1%
* a SPECIFICITY of 83.3%
* a Positive Predictive Value (PPV) of 81.3%
* a Negative Predictive Value (NPV) of 69.0%

In this instance of data analysis, it is of interest to remark the fact that a crosstabulation according the features of clinical examination also showed how this latter suggested an association with the result of Breastcare test. Of the 46 cases with biopsy, 43 included the information about the breast clinical examination, and they were discriminated as follows:

9

Results of Breastcare against Biopsy				
Clin.exam.	True (+)	False (+)	True (-)	False (-)
NORMAL	---	1 (14.3%)	6 (85.7%)	---
DOUBTFUL	---	2 (12.5%)	13 (81.2%)	1 (6.2%)
ABNORMAL	12 (57.1%)	---	1 (4.8%)	8 (38.1%)

Due to the small numbers, we did not calculate all predictive capabilites, but anyway, it is clear that when clinical examination was not suspicious of cancer (normal and doubtful) NPV of Breastcare was 100 % or close to it, whereas the 100% of Breastcare tests were finally false (+). Besides, all Breastcare tests (+) with a clinical examination that was suspicious of cancer were confirmed, thus, PPV was 100% in this sample. Furthermore, when patients had an abnormal clinical examination, most Breastcare tests that had been negative were finally false (-).

INTERPRETATION AND DISCUSSION OF RESULTS

According to the analyzed sample, corresponding to the population examined in selected medical centers in Brazil, the following facts can be recognized:

1. Within the field of a non screening-type consultation modality, but anyway with a majority of consultation in asymptomatic situation, Breastcare displayed a high capability in discarding cancerous lesions. This was founded on a high specificity (83% in general, range 81-88 in specific situations) and it was expressed through high negative predictive values (90% in the whole sample, range 88-100% in specific situations).
2. In the same situation involving patients who were in most cases normal from the point of view of the breast clinical examination, Breastcare showed a variable sensibility (53% in the whole sample, range 28-60%) and a specificity ranging from moderate to high (83% in general, range 50-87%).
3. Predictive values of Breastcare were variable, in general in terms of the features of clinical examination: with a normal or doubtful clinical examination a high NPV was achieved (95-98%), whereas with a clinical examination suspicious of cancer the obtained PPV was high (94%).
4. The presence of a personal history of benign breast diseases was associated to a small improvement of the diagnostic efficiency of Breastcare, expressed by a reduction of false (+) and an increase of true (-), although this association had no statistical significancy.
5. The comparison Breastcare-biopsies suggested predictive capabilities in the same direction that what was observed with mammographies: good predictive values, moderate sensibility and high specificity. All of them were improved when they were discriminated by clinical breast examination. With this classification Breastcare test displayed: one one hand, high levels of negative diagnostic accuracy (discarding cancer) when there was a normal , even doubtful clinical examination, and on the other hand, a high level of positive diagnostic accuracy when there was a clinical examination suspicious of cancer.

10

PARTIAL RESULTS FROM BOTH STUDIES TOGETHER

A total number of 490 cases form this unified group to be analyzed, which has the information on Breastcare test results, mammography results and an evaluation of the clinical breast examination. The following table shows the raw numbers of this sample:

Results of Breastcare against mammography				
Clin.exam.	True (+)	False (+)	True (-)	False (-)
NORMAL	3	78	253	8
DOUBTFUL	4	26	81	3
ANORMAL	16	2	2	14

Based on the above mentioned results, the following predictive capabilities for Breastcare were estimated :

Clin.exam.	Sensibility	Specificity	P.P.V.	N.P.V.
NORMAL	27.3 %	76.4 %	3.7 %	**97.0 %**
DOUBTFUL	57.1 %	75.7 %	13.3 %	**96.5 %**
ABNORMAL	53.3 %	50.0 %	**88.9 %**	12.5 %

FINAL CONCLUSIONS

The analysis of the bi-national sample constituted by around 500 cases of women examined with Breastcare test and with a diagnostic mammography suggests that the evaluated device has a very good correspondence with the respective imaging diagnoses, and this was expressed through high Negative and Positive Predictive Values. A close interrelationship with the clinical breast examination was demonstrated, in such a way that when facing a non-suspicious breast examination (especially the normal, but also the doubtful one) the NPV of Breastcare reached its maximum, and in case of an abnormal breast examination, suspicious of cancer, the maximum possible PPV was achieved.

Some circumstantial factors of women, like the personal history of benign breast diseases contributed to a better accuracy in the negative diagnosis of Breastcare test. The Uruguayan test, which entered a number of risk factors for breast cancer in its protocol, also allowed the observation of a small increase in the negative diagnostic accuracy of Breastcare test among those postmenopausal patients with android-type obesity. Although the number of cases with biopsy

11

performed was small . the Brazilian study allowed to find similar predictive capabilities of Breastcare when faced to histopathologic diagnoses . Summarily, it could be seen that in case of a normal or doubtful clinical examination, Breastcare achieved a high NPV, and in case of an abnormal clinical examination it obtained a high PPV . 12 In the light of the preliminary results herein presented, it could be expected that: • If clinical examination is normal or doubtful and Breastcare test is( - ), the probability of absence of cancer is about 97% . • If clinical examination is abnormal and Breastcare test is (+), the prabability of presence of cancer is about 89% . • Its potential usefulness for massive populations undergoing breast cancer screenings based on a clinical examination could be high, in view of the &ct of its correspondence with the respective manunographic resuhs . Montevideo, Uruguay, March 8, 1999.

C.V. RESUMÉ OF THE AUTHOR

Dr. Alvaro Ronco was born in Montevideo in 1958 and graduated as Medicine Doctor in the Universidad de la República in 1986. He has attended to specialization courses on Cancer Registries in Rio de Janeiro, Brazil, and on Nutritional Epidemiology in Baltimore, U.S.A. He is developing a career on epidemiologic research exclusively in the oncologic field, with particular preference on breast cancer.

He has received 7 scientific awards, all of them to epidemiologic studies: Ricardo Moro Prize 1990, Clara & Victor Soriano Prize 1993, El País Prize 1994, Nacional Prize of Neumology 1995 y 1998, the five conferred by the National Academy of Medicine of Uruguay. Furthermore, he has been awarded in scientific congresses: Best Scientific Paper in Nephrourology, VIII World Congress on Ultrasound in Medicine and Biology (Buenos Aires, 1997), and Best Scientific Paper, V Uruguayan Congress of Oncology (Montevideo, 1998).

Dr. Ronco is author and coauthor of 70 scientific papers, half of which are publications in peer-reviewed international journals, like the International Journal of Cancer, Cancer Epidemiology Biomarkers & Prevention, Anticancer Research, Lung Cancer, Nutrition and Cancer, The Breast Journal, Ultrasound in Medicine and Biology, International Journal of Epidemiology, British Journal of Cancer, Artificial Intelligence in Medicine, Cancer Causes and Control.

Currently, he occupies the position of Vicedirector of the National Cancer Registry of Uruguay, and as Epidemiologist of the Cooperativa Médica de Florida, Uruguay. He has had active participation in epidemiologic researches carried out within the PRONACAM (National Breast Cancer Programme) and in projects funded by a local NGO, the Comisión Honoraria de Lucha Contra el Cáncer del Uruguay.

13

I - -

SECTION V. CLINICAL

CONTENTS

	PAGE
INTRODUCTION	5 1
A COMPLETED CLINICAL STUDIES	5 2
B OVERALL RESULTS AND CONCLUSIONS	5 49
STUDY PROTOCOL IDENTIFICATION & DOCUMENTATION	
A SENSITIVITY & SPECIFICITY BCSI TESTS	
ATTACHMENT 1	5 60
ATTACHMENT 2	5 65
ATTACHMENT 3	5 77
ATTACHMENT 4a	5 114
ATTACHMENT 4b	5 134
ATTACHMENT 4c	5 162
ATTACHMENT 5	5 196
B ABSTRACTS	5 207
C COMPREHENSION OF BCSI DIRECTIONS	
ATTACHMENT 6	5 220
Attachment 7	5 229B
Curriculum Vitae	5 230

001 .. All studies were conducted in accordance with the requirements ot 21 CFR Parts 52 , 54 and 56 • An Investigational Device Exemption is not required for clinical studies on this device since the testing is non • invasive, does not introduce energy into subjects and results are confirmed by other medically established procedures . { 21 CFR B 12 . 2 (c) (3)) .

A. Completed Clinical Studies

Study #1. Exploratory Investigation of the BCSI Device/Physician Exam Correlation.

1. Frank A. Porfido, M.D., Dover General Hospital, Dover, New Jersey.

2. There was no formal written protocol, however the project report prepared by Dr. Porfido is included as Attachment 1 to Section V. The key components are described here.

Objective. To conduct an investigation in a routine practice to compare professional evaluation of patients with independent BCSI device evaluations of these same patients in order to test the product's efficacy in routine screening, ease of use and patient response.

Method. The tests were made on women representing a normal sample of patients seen in private practice. Application of the BCSI device was performed following the detailed instructions given with the product. Patients were requested to execute a waiver of physician responsibility for the test.

All adult female patients were asked to participate in the study, and for those who agreed, the nurse independently administered the BCSI test prior to the physician's examination. Routine breast examination was then performed without the examiner's prior knowledge of whether that patient had tested with the BCSI device or the outcome of the test.

3. Twenty-eight women were tested during February through July, 1979. Their ages ranged from 20 to 73. Eight of these women presented with the specific complaint of breast tissue tenderness, pain, self-palpated mass, or follow-up of previous breast problems. The second group of 20 had breast examinations as part of their routine physical examinations or had presented with an unrelated problem.

002

t 003 ll. The protocol bad not specified subjects as to age or asymptomatic ll symptomatic, so th ೦ participating group was not different from that stipulated in the study plan. There were no control groups in this study. 5. No adverse reactions or side effects resulted from this study. 6. Results. Twenty - eight women were tested during this program. There were eight symptomatic patients on which the BCSl device indicated the presence of abnormalities through registering a heat difference or three or more bars ( 1 . 5 ƒ F) between corresponding areas of the two breasts in each case . Through physical examination arid further testing, mammary tissue abnormalities were diagnosed in these eight women in the same area where the BCSI device bad indicated possible abnormalities . Of the twenty asymptomatic subjects, two patient ೦ had indicated three or more bars difference with the BCSI devioe Physical examination of these two women indicated the presence of fibrotic disease in one patient and cystic disease in the other patient . Neither the physical examination nor the BCSI device test indicated any abnormality in the remaining eighteen women . BCSI/PHYSICIAN EXAM CORRELATION REASON FOR VISIT BCSI RESULTS PHYSICIAN EXAM Unrelated Complaint Negative <3 Bars X X Suspicious ೦ 3 Bars Normal Suspicious X X X X X X X X X X X X X X X X X X X X PATIENT REFERENCE Breast NUMBER Complaint 1 X 2 X 3 X ೦ X 5 X 6 X 1 X 8 9 10 11 - 26 X X X X

004 Tbis study w a , s designed to obtain preliminary indications of the usefulness of the BCSI device in detecting breast disease, and its general aooeptance by women. It was not large enough to provide sufficient data to make statistical analysis of the data useful. 8 . Conclusions . The BCSI device appeared to be accurate in measurement of temperature differences in the breast and surrounding tissue . All positive BCSI device tests we!"e associated with positive physical findings and consistent with history of previous disease or predisposing factors (i . e . , postoperative aboess) . There were no negative BCSI readings among the women who were found to have physical abnormalities by palpation examination . The units were readily applicable, easy to use and interpret and comfortable to wear . There was no evidence of any local reaction, irritation or discomfort . There was marked acceptance of the device by patients . The procedure was easily explained, and easily understood by the patients as to the method of operation patients for and interpretation. There appeared to be high interest by home use, and . rapid understanding of the significance and limitations of a self - testing indicator. Patients were present when discs were read and evaluated, and readily understood the meaning of changes in color of disc bars. All 28 patients expressed a need and desire for such a method of regular home testing between physician visits.

Study # 2 . Pilot Stud 7 of the Clinical Use ot a New Chemical Heat Sensor . 1. Bruce I. Shnider, M.D., Georgetown University School of Medicine, Washington, D.C. 2. The protocol is included as Attachment 2 to Section V. The key components are described here. Objective: To test the thermal sensitivity and reproducibility of results with a new chemical heat sensor for use on the human breast . Emphasis is to be given to assessing the reproducibility of heat patterns in the same subject at different times in the menstrual cycle, or on separate occasions among postmenopausal women . Methodology : Premenopausal women (30) were tested 24 hours after begiMing of menstrual period (day 1 ), approximately two weeks after menstrual period began (mid - cycle), and 48 hours before estimated end of the cycle (end - cycle) . Postmenopausal women were tested twice with an interval of approximately one week between tests . Data Management : The data were recorded on forms that provided for a reading (number of bars that changed color) for each of three areas of the left and right breast and for the differences between corresponding areas of the two breasts, plus the date, time, and oral temperature . The data were forwarded to the Division of Biostatistics and Epidemiology for analysis . 3. Population studied . Thirty premenopausal and 20 postmenopausa l volunteer women were recruited from Georgetown University faculty, staff, and students during April and May, 1979 . The ages ranged from 25 to 70 years: 005

Age	Number	Age	Number
25-29	9	50-59	8
30-39	19	60-69	6
40-49	6	70	2
		Total	50

The women had no history of breast disease and were asymptomatic.

4. The population studied conformed to protocol specifications.

5. No adverse reactions were observed.

6. & 7. Results and analysis.

As shown in Table 1, a total of 130 readings were obtained; three readings on each of the 30 premenopausal women and two readings on each of the 20 postmenopausal women. At each reading, the difference between the number of bars that changed color for corresponding areas of the two breasts was recorded. Table 1 pertains to the maximum difference observed among the three paired areas at each reading. The most frequent maximum differences observed were 1, 2 and 3; relatively few (16%) were 4 or greater.

Tables 2a and 2b describe the variation in differences between paired areas obtained on different days on the same woman. For example, among the 30 premenopausal women (Table 2a), comparison of the differences between the lower inner areas (B) of the two breasts on Day 1 versus Mid-cycle indicates no variation in 40%; a change of 0 or 1 bar in 73%; a change of 0, 1, or 2 bars in 90%. (Each bar represents $0.5^{O}F$.)

Examination of the percentages in tables 2a and 2b indicates a general similarity whether comparison is made of Day 1 vs Mid-cycle, Day 1 vs End-cycle, or Mid-cycle vs End-cycle.

006

Table 1. Frequency distribution or the maximum differences between··corresponding areas of the left and right breasts: Readings among 30 premenopausal and 20 postmenopausal women 007 Number of Readinss among: Premeno - • 2ausal women 2ausal women Postmeno - 1 Maximum differences ೦ No. of bars) 0 All wo - m - - e - n Ti - 4 27 32 5 13 13 6 2 - 1 40 32 45 23 14 1 4 - 2 130 15 1 2 3 ll 5 6 7 TOTAL , 8 , 2 90 •Each woman was tested three times. #Due to a shortage of testing material, the postmenopausal women were each tested two times.

Table 2a. Percent agreement of differences between corresponding areas of the two breasts, on different days of the menstrual cycle: 30 premenopausal women.

Breast Area	Agreement	Day 1 vs Mid-cycle	Day 1 vs End-cycle	Mid-cycle vs End-cycle
	Perfect	37%	40%	20%
A	Within 1 bar	67%	80%	70%
	Within 2 bars	80%	90%	87%
	Perfect	40%	43%	43%
B	Within 1 bar	73%	73%	87%
	Within 2 bars	90%	90%	97%
	Perfect	37%	20%	20%
C	Within 1 bar	77%	60%	57%
	Within 2 bars	93%	90%	90%

NOTE:

1. End-cycle -- Two days prior to estimated end of cycle.

2. Breast Area A Upper, central
   B Lower, inner
   C Lower, outer

008

Table 2b. Percent agreement of differences between corresponding areas of the two breasts, on two occasions: 20 postmenopausal women

Breast Area	Agreement	Percent
	Perfect	30%
A	Within 1 bar	60
	Within 2 bars	85
	Perfect	35%
B	Within 1 bar	70
	Within 2 bars	85
	Perfect	40%
C	Within 1 bar	65
	Within 2 bars	80

NOTE:

2. Breast Area A Upper, central
B Lower, inner
C Lower, outer

009

010 Although it was not part of the protocol, women who tested positively two or more times we ೦ e asked to see a physician tor a breast work - up at the expense of the study . Tbis follow - up was recommended tor four women, and three were examined by a physician . No serious disease was detected through these referrals, but the temperature differences from breast to breast were confirmed by conventional tbermography . All three of these women had some fibrocystic changes detected by physical examination in two, and by mammography in the third . 8 . Conclusions . ೦ - The chemical heat sensor does indicate variation in surface temperatures betweeen corresponding areas of the two breasts (Table 1 ) . . Q .. A maximum difference of 3 bars or less, among the three paired differences at each reading occurred in 84 % of the readings (Table 1 ) . This much variation between the two breasts (up to 1 . 5 ƒ F) may reflect normal physiologic variability . It is hypothesized that a difference of at least 4 bars C 2 ƒ F) may serve as a critical value in screening for breast abnormalities that warrant medical investigation . The 3 women mentioned above accounted for 8 of the 21 positive test results and lend support to this hypothesis . . £ • The data suggest that there is no one day during the menstrual cycle that is preferable for the test (Table 2 a, 2 b) . However, the subjects found Day 1 easier to remember, and use of the same day from month to month may produce less variation in test results over time .

Study #3. Clinical trial of a new chemical heat sensor. Feasibility for use as a screening device.

1. Betty L. Hamilton, Ph.D., Georgetown University School of Medicine Washington, D.C.

2. The protocol is included as Attachment 3, Section V. The key components are described here.

Objective: To test the feasibility of using the chemical heat sensor as a preliminary screening device for breast disease.

Methodology: Two hundred female volunteers drawn from both the employees of Georgetown University and from the community were enlisted. They were asymptomatic with respect to breast disease. The women used the device at home by inserting the pads in their brassieres and wearing them for fifteen minutes upon first arising in the morning. They recorded the results on a standard form. The women used the device once a month for three consecutive months, or until they had a confirmed "positive" reading (a maximum difference of 4 or more between corresponding areas of the two breasts). Confirmation consisted of a retest under the supervision of one of the investigators. Premenopausal women were instructed to use the device on the first day of the menstrual cycle.

The women were given a physical examination by an experienced nurse-examiner either upon completion of three tests with "normal" readings or upon a confirmed positive reading. All women with a confirmed positive reading on the device and/or a breast condition deemed to be "significant" by the nurse-examiner were referred to a physician. The physician's work-up included one or more of the following: physical examination, thermography, mammography, or biopsy.

011

Data Management : The recorded results of eaoh individual test were checked by one of t ೦ e investigators and then forwarded to the Division of Biostatistics and Epidemiology for data processing and analysis . All reports from the nurse - examiner and from the physician were handled si . milarly . 3 . The tests were conducted during the four month period from May to August, 1980 . The actual population studied varied somewhat from that originally outlined in the protocol . Whereas the younger age limit had been 38 , it was lowered to 34 to include a number of women who were at high risk for cancer of the breast due to a family history of the disease . Similarly, the upper age limit was expanded, again to include women who were at high risk due to a personal history of cancer or a family history . The actual ages included were 34 to 84 . The breakdown was : Age Number Percent 8.5 17 34 - 39 25.0 50 i,o - 149 21 .o 42 50 - 59 13.5 27 60 - 69 23.5 47 70 - 79 ..!.:2 80 - 84 17 100.0 All 200 A history of breast disease did not exclude a woman provided she was not under treatment and was asymptomatic . q . Except for extension of the age range, the population studied conformed to the original protocol . However, due to a shortage of test materials, the number of tests was reduced from four to three, and to one test per month rather than two .

5. No adverse reactions or side effects were observed.

6. Summary of results.

The maximum difference observed between readings on corresponding segments of the two breasts is the test SCORE. This study indicates that the use of a score of 4 or higher (i.e., a temperature difference of at least 2°F) as the definition of a "positive" result is operationally valid. Of the 21 women in this series of 200 with a confirmed positive score, 10 were found to have breast abnormalities via mammography and/or thermography. Of these 10, three were recommended by the examining physician for biopsy (excisional or aspiration). The remaining 7 were recommended for early reexamination.

The variation of scores between tests on the same woman appears to be within acceptable limits, particularly among women under 70 years of age. The difference between two test scores performed approximately one month apart was either 0 or 1 bar (0.5°F) in 82% of the women in this age group. Among women 70 years of age or older, the corresponding figure was 62%.

Shifts of scores between "positive" (4 or larger) and "negative" (3 or smaller) between successive tests were as follows:

From Positive to Negative--

200 Women of All ages	(12/19)
136 Women Under age 70	(3/6)
64 Women Age 70 and older	(9/13)

From Negative to Positive--

200 Women of All ages	(12/178)
136 Women Under age 70	(6/128)
64 Women Age 70 and older	(6/50)

These shifts suggest that it would be desirable to check a positive test score by repeating the test the next day (or close thereto). This will

013

014 , reduce the frequency of positive test results due to chance variation in breast temperature , .. Similarly I repeat screenings at regular intervals, e.g., monthly, will reduce the likelihood of missing the presence of significant breast abnormalities. 7. Statistical Analysis. !.· Description of information pertaining to the readings on the BCSI device: (1) The BCSI device was redesigned prior to initiation of this study . The three wedge shaped segments containing the 18 rows of thermal dots are now arranged in the following configuration : upper outer, upper inner, and lower, central . (2) The recorded results for each test indicate the reading for each segment (i . e . , thenumber of rows that have changed color), and the differences between readings of corresponding segments of the left and right breasts . (3) The maximum difference observed is used as the ೦ for the test . The results presented pertain to the test scores . _B .. Distribution of test scores and variation between tests : The 200 women in the study were scheduled for three tests with the BCSI device, at monthly intervals . Including repeat tests for confirmation of positive results (i . e . , scores of 4 or higher), a total of 656 tests were performed . The distribution of scores was as follows :

015 Distribution or 656 test scores among 200 women Score Number Cum. J 0 1 2 3 lj 5 6 ೦ 7 23 162 253 125 li9 22 12 10 3.5 28.2 66.8 85.B 93.3 96.6 98.5 100.0 On the basis of the earlier study of 50 asymptomatic women (Study #2) it was hypothesized that a score of 4 or higher may be appropriate for use as a "critical value". In this large series of test results, less than 15J of the scores were 4 or higher. The above distribution of scores supported the initial hypothesis and test results were classified as follows: Negative Positive Score of 3 or lower; Score of 4 or higher. Thus, women who reported a positive score (4 or higher) were retested under supervision. If the positive score was confirmed, the woman was examined by the nurse and was also referred to a physician for a medical check - up. The results of these examinations are presented in the next sub - section (c). In this study, each woman was scheduled to use the device at home, at monthly intervals, for three tests. This afforded an opportunity to assess the variation of scores on repeated use by women in their own homes. The results obtained on the first round of tests suggested that some of the women had not used the device properly, e.g., had not used a well fitting brassiere, or had dislodged one of the sensor segments from the pad due to poorly lolritten instructions.

Better instructions incorporating the use of color coding were provided which the women found easier to understand. The original instructions in the protocol for study number 3 are on pages 106 to 108. Expanded instructions are on pages 110 to 112 of the protocol. By the second test in the series there were few user problems. Thus, comparison was made of the scores on the second and third tests with the BCSI device. In this study, a specific effort had been made to recruit older women for the test -- 32 ೦ of the 200 women were 70 years of age or older. The test scores in this older group were found to be more variable ೦ ith respect to agreement between tests by the same woman: Agreement between Test 2 & 3 All Ages* (n=l97) Under Age 70 (n=l34) Age 70 Older (n=63) 29 38 35 Perfect 62 82 76 “ 1 bar 91 95 93 “ 2 bars Cumulative Percent *Three women did not have a third test, because they were referred to a physician after the second test. For all ages combined the results show a substantial degree of stability. In 76%, the two tests yielded scores that were either in exact agreement or within 1 bar (0.5 0 F). In women under 70 years of a ೦ e, agreement was even better -- 82% with differences between scores of O or 1 bar. In women, 70 years of age or older, the scores exhibited more change between readings -- 62 % with differences between scores of O or 1 bar . The reasons for the greater variability observed in the older age group may warrant investigation . However, it is noteworthy that in the large series studied at the Guttman Breast Diagnostic Institute (Study llS) only 3% of the self selected women were 70 years of age or older. r - .. ..... ೦ .J..b

Some changes in score resulted in a shift in classification between positive (4 or higher) and negative (3 or lower). The results between the second and third tests were as follows: From Positive to Negative - ೦ 200 Women of All ages 136 Women Under age 70 64 Women Age 70 and older From Negative to Positive - - 200 Women of All ages 136 Women Under age 70 64 Women Age 70 and older (12/19) (3/6) (9/13) (12/ 178) (6/128) (6/50) Once again, the stability of test results in women under 70 years of age is greater. Considering all test results on the 200 women, including . test number 1, the classification of scores was as follows: All negative One positive* Confirmed positive 139 women 40 women 211Jomen 200 *Not confirmed by retest under supervision. Here again we find that the frequency of one positive test score which was not confirmed on retest occurred more often among the older women. Of the 40 women in this group, 22 or 55% were 70 years of age or older, whereas only 32% of the 200 women in the study were 70 or older.

A detailed presentation of the comparison of the scores on the second and third readings is given below. The value of the Kappa statistic is given for each 2 x 2 table.

ALL AGES COMBINED (Kappa = 0.33)

	READING NO. 3		
Reading No. 2	Negative (0-3)	Positive (4+)	Total
Negative (0-3)	166 (.84)	12 (.06)	178 (.90)
Positive (4+)	12 (.06)	7 (.04)	19 (.10)
TOTAL	178 (.90)	19 (.10)	197 (1.00)

NOTE: 1. Figures in parentheses are relative frequencies.

2. Three women did not have a third test because they were referred to a physician after the second test.

WOMEN UNDER 70 (Kappa = 0.36)

	READING NO. 3		
Reading No. 2	Negative (0-3)	Positive (4+)	Total
Negative (0-3)	122 (.91)	6 (.05)	128 (.96)
Positive (4+)	3 (.02)	3 (.02)	6 (.04)
TOTAL	125 (.93)	9 (.07)	134 (1.0)

WOMEN 70 AND OVER (Kappa = 0.20)

	READING NO. 3		
Reading No. 2	Negative (0-3)	Positive (4+)	Total
Negative (0-3)	44 (.70)	6 (.10)	50 (.80)
Positive (4+)	9 (.14)	4 (.06)	13 (.20)
TOTAL	53 (.84)	10 (.16)	63 (1.0)

017

The above analysis was limited to comparison of positive and negative test scores on the second and third readings for the following reasons:

The comparison made is the second versus the third reading rather than the second versus the third month. This resulted from the nature of the protocol, which conformed to accepted clinical procedures. Whenever a woman recorded a positive test result (a score of 4 or higher), the investigator performed a retest. If the retest confirmed the positive score, the woman was examined by the nurse and referred to a physician for a diagnostic work-up. Thus, some second readings are retests of positive results recorded on the first reading and some third readings are retests of positive results recorded on the second monthly cycle. The majority of second readings are in fact the findings on the second monthly cycle, and the majority of third readings are in fact the findings on the third monthly cycle.

Comparison of the absolute values obtained on two readings is not meaningful. As reported in Study No. 2 (Section II, page 10), there was substantial variability in the actual segmental readings from test to test. However, the important index, the temperature differences between corresponding segments of the two breasts remained remarkably stable. Furthermore, the crucial question in the use of the BCSI device is whether the maximum observed difference between corresponding segments indicates a positive result (i.e., a score of 4 or higher) or a negative result (i.e., a score of 3 or less).

017A

c. Comparison of BCSI test results with nurse and physician examinations:

Of the 200 women in the study, the final BCSI test results and the nurse's assessment of the physical examination were both negative for 174 women. The remaining 26 women were referred to a physician. The bases for the referral were as follows:

BCSI and Nurse	2 women
Nurse only	4 women
Self examination*	1 woman
BCSI only	19 women
	26

*One woman detected a mass in her own breast during the course of the study.

The detailed information regarding these 26 women is listed in Table 1. The following summary observations are presented regarding the 21 women with positive BCSI scores:

(1) Physician's assessment based on physical examination:	1 Fibrocystic abnormality 20 Negative
(2) Thermography	9 Suspicious or Abnormal 4 Normal 8 Not done
(3) Mammography:	1 Cyst 3 Fibrocystic abnormality 2 Cyst or Fibrocystic abnorm. 1 Mass 1 Mass & Calcification 1 Mass & Adenosis 1 Dysplasia & Calcification 1 Dysplasia 1 Prominent ducts 9 Normal 5 Not done
(4) Physician's Recommendation:	3 Aspiration/Biopsy 7 Close follow-up 11* No action

*Of these 11, 5 were not checked via mammography, 8 were not checked via thermography.

018

- ..., - , _.,..._ TABLE I. LISTING OF 26 IIOHEH REFERRED TO A PHYSICIAN FOR EXAHINATlON WITH RESPECT TO BREAST ABNORHALITY Phiaician'• Finding• I I PhI•lcian'• lec011111endatlo Physical 1 Alpiration Clo Ŷ e H Nurse• s BCSI Basia ·for Case• Examination Thermography Hamography or liopay l'ollov - up Act Findings Score Referral Age No. 4 2 3 l[ X l[ l[ l[ I 2 I - 77 78 42 50 122 49 194 69 114 49 102 48 BCSI/Nurse BCSI/Nurse Nurse Nurse Nurse Nurse 5 4 3 2 2 2 Prob. benign• Prob. benign• Prob. benign• Prob. benign* Hass, prob. benign Hass, prob. benign Neg . Neg . Neg . Neg . Neg . Lump 2 Pibrocyat. Fibrocyst. NorllUll Cyat Pibrocylt. Haa Ŷ ro. ite l[ X • ! I - Cy Ŷ t & Pib Nor .. t li Ŷ Norul Nor•al 2 - 3 L'""P Neg. Neg. Neg. (Nurse not avail.) Normal Normal NoTtni - .1 3 8 4 s Self exam. BCSI BCSI BCSI 43 84 68 65 57 48 69 144 Cyst & Pibr 4 Neg. Prob. benign 4 BCSI 39 97 l[ o. l[ - - :x 4 1>y1pla Ŷ ia I • I - - I - Nor...l . - - oJ . I J 4 2 l[ l[ - 4 l[ - Normal Prom. Duct Ŷ Nor Ŷ al Haea & Adeno Ŷ h Hor11111l BCSI BCSI BCSI BCSI BCSI BCS/ BCSI BCSI BCSI BCSI .. BCSI 4 4 5 5 6 6 7 ೦ j 5 -- · 5 I Normal I ' 2 2 - - 6 3 Hua & Cale. l[ I - - - 53 7l 30 57 126 7l 35 86 75 73 177 79 1 60 80 74 29 54 219 ,48 89 73 27 71 ll2 45 96 69 ll9 60 BCSI 1 BCSi BCSI BCSI ·, 6 7 Prob. henign Pro ೦ . benign Normal Normal .Prob. benign Prob ೦ benign (Nurse not avail.) Normal Prob. benign Prob. benign Prob. benign Prob. benign Prob. benign Prob. benign Normal Neg . Neg . Neg . Neg . Neg . Neg . Neg . Neg . Neg . Neg . Neg . Neg . Fibrocyat. Neg. Neg. I 4 Dyaplasia & Cale. X *Early recall ' Thermography ecores: c::, I - - CD l or 2 • normal; 3 •suspicious; ೦ • Abnormal

The above results indicate that a positive BCSI score was frequently confirmed by thermography (6 out of 17 thermograms) and that an abnormality was detected via mammography in half the cases assessed (8 out of 21 mammograms). In three out of the 21 women with positive BCSI scores the physician concluded on the basis of his work-up that a biopsy was warranted. All three had been "missed" by the nurse examiner; she had reported "fibrocystic" disease, probably benign. An additional 7 of the 21 women with positive BCSI scores had breast abnormalities that warranted a thorough medical check-up.

8. Conclusions.

a. The BCSI device was used effectively by the women in this study, in their own homes.

b. The selection of a test score of 4 or higher as the definition of a "positive" test result appears to be valid. Twenty-one of the women tested had a confirmed positive score and were referred to a physician for medical examination. The medical assessments which usually included physical examination plus thermography and/or mammography indicated that 15 of the women had breast abnormalities that warranted either biopsy or aspiration (5 women) or early reexamination (10 women).

c. Comparison of test scores on two different days revealed substantial stability: in women under 70 years of age, 82% of the scores agreed exactly or differed by only 1 bar (0.5°F); in women 70 years of age or older, the comparable figure was 62%. The reasons for the greater variability among older women may warrant further investigation, but older women generally are not a prime target group for a screening program.

020

d. Since some variation between successive test scores does occur, including a number of shifts from the positive to the negative category, it appears advisable to confirm a positive test result with a repeat test before consulting a physician for a medical check - up. e. There were also some shifts from negative to positive. However, repeat screenings at regular intervals, e.g., monthly, will reduce the likelihood of missing the presence of si ೦ nificant breast abnormalities.

Studies 4a, 4b, 4c. Validation studies to determine the efficacy of the chemical heat sensor in detecting breast cancer in patients scheduled for biopsy of the breast.

1. Principal investigators:

   Study 4a. Ruth E. Snyder, M.D., Memorial Sloan-Kettering Hospital, New York City.

   Study 4b. Gerald D. Dodd, M.D., University of Texas System Cancer Center, M.D. Anderson Hospital and Tumor Institute, Houston, Texas.

   Study 4c. Harold Karpman, M.D., Brotman Memorial Hospital and the University of California, Los Angeles, California.

2. The protocols are included in Attachment 4, Section V. The key components are described here.

Objective: To assess the effectiveness of the BCSI device in detecting cancer in the breast among patients scheduled for breast biopsy on the basis of accepted medical procedures, including physical examination and mammography.

Methodology: In each institution, patients of cooperating physicians, who were admitted for surgical or aspiration biopsy, were tested with the device prior to performance of the scheduled biopsy. A qualified clinical assistant supervised the use of the device and recorded the results on a standard report form.

Data Management: The report forms and copies of relevant hospital forms (surgical notes, pathology report, mammography report, physical examination results) were initially sent to the Division of Biostatistics and Epidemiology at Georgetown University. In January, 1982, all records initially processed at Georgetown University, plus records generated subsequently, were delivered to Food and Drug Research Laboratories, Inc. for pooling and processing.

022

023 3 . The patients tasted were all admitted to hospital tor surgical or aspiration biopsy during tbe period June, 1980 to January 1982 , The age distribution was as follows : ye (Years) Total Eettering Anderson Brotman 1 3 6 10 Under 25 2 4 9 15 25 - 34 6 13 9 28 35 - 44 2 9 26 37 45 - 54 3 23 30 56 55 - 64 65+ ill qes The patient population J1 179 studied .:2 . 91 was in .ll .2 69 19 conformity with the 4. institutional protocols. No adverse reactions or aide effects were observed. The combined results for this study (4a, 4b, 4c) were as foltows: 5, ( 6. a) All patients tested (including patients in whom both breasts were biopsied): BCSI Score Biopsy Finding Cancer Benign Total Positive• 93 _ll 124 Negative 19 J † _ Total 112 ...fil 179 55 ( •A score of four or more is considered positve. (1) Of the patients biopsied 112.(62.6%) were found to have a cancer of.the breast. (2) Of the 112 patients, 93 had a positive BSCI se:ore; a sensitivity index of 83.0% with respect to canc ೦ r - (3) Of the 19 patients with cancer and a "negativefl BCSI score, 9 had a Bcore eqtial to 3.

(4) RESULTS BY SPECIFIED AGE GROUPS

Age Group - Under 25

BCSI Score

Clinic Screening	Positive	Negative	Total
Positive	1	0	1
Negative	3	6	9
Total	4	6	10

Age Group - 25-34

BCSI Score

Clinic Screening	Positive	Negative	Total
Positive	5	0	5
Negative	4	6	10
Total	9	6	15

Age Group - 35-44

BCSI Score

Clinic Screening	Positive	Negative	Total
Positive	12	1	13
Negative	5	10	15
Total	17	11	28

Age Group - 45-54

BCSI Score

Clinic Screening	Positive	Negative	Total
Positive	15	4	19
Negative	9	9	18
Total	24	13	37

Age Group - 55-64

BCSI Score

Clinic Screening	Positive	Negative	Total
Positive	36	10	46
Negative	7	3	10
Total	43	13	56

024

Age Group - 65 and Over BCSI Score Total Negative Positive Clinic Screening 28 4 24 Positive ..2 2 ..1. Negative 33 6 27 Total AGE GROUPS INDICES BY SPECIFIC SENSITIVITY 95% CONFIDENCE LH!ITS SENSITIVITY INDEX AGE 1/1 Under 25 47.8 - 100% 100% 25 - 34 63.9 - 99.8 92.3 35 - 44 54.5 - 93.9 78.9 45 - 54 63.6 - 89.0 76.8 55 - 64 67,3 - 96.0 81.8 65 and over 74.8 - 89.4% 83.0% Combined Age Groups All 95% confidence limits were obtained by interoolation in the Mainland (I) tables. f H omogene it yo sensi • ti • vi • ti • es among t h e d 1 • f. rerent age groups was tested by means of chi square (combining the three age groups under 45 because of small frequencies). Chi square, with 3 degrees freedom, was 2.96 with probability of 0.4, showing no significant depar - ture from homogeneity. Since this test is not a sensitive indicator of trend, an additional ordered (Z) chi square test was performed. This gave a chi square of 0.28 with 1 degree of freedom (combinini ages under 35) with probability of 0.6. Again, there was no significant departure from homogeneity among the different age groups. (1) "Tables for Use with Binomial Samples "by Donald ೦ ainland, Lee Herrera and Marion I. Sutcliffe, Department of Medical Statistics, New York University College of Hedicine, 1956. (2) "Is There an Increased Risk" by In,.iin D.J. Bross, Federation Proceedings, f(•cleration of American Societies for Exper.irnc·ntal n,,., , - ,.o,r. 010 ,. ,. 1.._y 10<;/, ,..,..,,,.••

Total Negative Positive Biopsy Finding 84 1C 74 Cancer 61 33 2B Benign 145 43 102 Total The implications or the cboice or• •critical •alue" tor dichotomizing BCSI acore as negative or posi t1 ve is discussed in the report of results 1n Study 15 and in Section VI B (overall results and conclusions). b) Patients Diagnosed via Unilateral Biopsy: BCSI Score (1) Of the (57,9S) 145 patients biopsied, 84 were found to have cancer of the breast. (2) Of the 84 patients found to have cancer or the breast, 74 (88.1J) had a positive BCSI score; a Sensitivity index of 88.lj with respect to cancer. (3) or the ೦ O patients with cancer and a "negative" BCSI score ೦ 7 had a score equal to "3", c) Patients Diagnosed via Bilateral Biopsy: BCSI Score Biopsy Finding Positive Negative Total Unilateral Cancer 14 19 5 4 3 Bilateral Cancer Benign Total 5 3 9 6 22 12 34 (1) Of the 34 patients with bilateral biopsies, 28 (82.4%) were round to have cancer in one or both breasts. (2) Of the 28 patients round to have cancer in one or both brea3ts, 19 (67.9%) had a positive BCSI score; a Sen31tivity index or 67.9j with re3pect to cancer. Among the 19 patients with cancer found in just one breast, 14 (73.7J) had a pbsitlve.BCSI score.

(3) or the 9 patients with cancer and a "negative" BCSI score, 2 bad a score equal to "3". (Both or these patients had unilateral cancer). A lower patients patient:. Sensitivity - index (67 .9S} 11as obsel"ved among in whom both breasts were biopsied. These are believed to represent a special sub - group, because bilateral biopsy is generally an.unusual pl"ocedure. The biopsy results indicated t ೦ a ೦ all the patients had some degree of abnormality in both breasts. 7. Statistical Analysis: 1. Statistical reliability of the Sensitivity indices. a) All patients tested (N:179). Cancer found in 112. Observed Sensitivity Index: 83.0S. Standard Error: 3.5s. 90 S Conridence Interval : 77 . 2 S to 88 . 8 S . Thus, we are 95 S confident that the Sensitivity index is at least 77 . 2 S, i . e . , that the frequency or false negatives with respect to cancer is no more than 22 . as . b) Patients with unilateral biopsy (N : 145 ) . Cancer found in 84. Observed Sensitivity Index: 88.lJ. Standard Error: 3.Sj. 90J Confidence Interval: 82.3S to 93.9s. Thus, we are 95S confident that the Sensitivity Index is at least 82.3%, i.e., that the frequency or false respect to cancer is no more than 17.7J. c} Patients with bilateral biopsy (n=34). Cancer found in 28. Observed Sensitivity Index: 67.9%. Standard Error ೦ 8.8%. ont Confidence Interval: 53.4i to 82.4J. negative3 with r • 2•7 \ ...I •

7.2 Relationship or BCSI scores to size or cancer: (maximum diameter): patients round to have cancer in the breast as a result or unilateral and bilateral biopsy. Size or cancer• Less than 1.0 cm 1. to 1.9 cm (Sub - total) 2. to 2.9 cm 3. cm or larger (Sub - total) Total BCSI Positive 87.5J (7/8) 71.4J (15/21) 75.9J (22/29) 11.9s c23132> 91.1s c33136> a2.,s C56t6Bl 80.4j (78/97) •A size was reported tor 97 or the 112 cancers found in the breast. 3. Results at individual hospitals. a) Sloan - Kettering: Unilateral Biopsies BCSI Score Biopsy Finding Positive Negative Total Cancer Benign Total 26 20 46 3 12 15 29 32 61 (1) Of the 61 patients biopsied, 29 (47.SS) were found to have cancer. (2) Of the 29 patients round to have cancer, 26 (89.7S) had a positive BCSI score.

029 Total Jfegative Positive Biopsy Finding 19 5 14 Unilateral Cancer 5 2 3 Cancer Bilateral _! 30 .J 10 ..l 20 Benign Total Total Negative Positive Biopsy Finding ijg 6 .Q3 Cancer b) Sloan - lettering: Bilateral Biopsies ೦ (!" BCSI Score (1) Of the 30 patients biopsied, 24 (SOJ) were found to have cancer in one or both breasts. (2) Of the 24 patients found to have cancer in one or both breasts, 17 (7O.BS) bad a positive BCSI score. c) M.D. Anderson: Unilateral Biopsies BCSI Score Benign Total ೦ - 10 - 16 16 65 119 (1) Of the.65 patients - biopsied> ll9·(75.4J) were round to have cancer. (2) Of the q9 patients found to have cancer, ೦ 3 (87.8%) had a positive.BCSI score.

030 Total Negative Positive Biopsy Finding 6 1 5 cancer »oTE:An additional " patients at k.D. Anderson were diagnosed via bilateral biopsy. All JI were found to have bilaterial cancers; 2 ot the ƒ ' bad positive BCSI Ŷ cores. d) Brotman BCSI Score Benign 2 11 7 12 13 19 Total (1) Of the 19 patients biopsied, 6 (31.6S) vere round to have cancer. (2) Of the 6 patients round to have cancer, 5 (83.3%) had a positive BCSI score. ( - 8. Conclusions: The BCSI device has been demonstrated to be effective in the detection of breast cancer when, 1n fact, breast cancer is present. In 83.0j or the 112 patients found to have cancer of the breast, the device auccessfully produced a positive ecore. biopsies, the device was positive 1n 88.1S of Among the 145 unilateral the 84 cancers found; the 90% r confidence interval is · 82•3J .to 93.9 J. Thus - , . .ror pat iente • who. underwent c1. biop ೦ y of one breast, which is the usual procedure, we ·. ar - e 95J e:onrident that the frequency of false . negatives with re.spect to ·.cancer is no more than 17.7J. The results obtained in each or the three participating hospitals were consistent ೦

jmong patients vho underwent biopsies ot both breast.,, the : - elative frequency or false negatives was bi&her . These patienta represent an atypical subgroup of patienta scheduled tor biopsy . Although only 26 . 5 J ( 9 / 3 ij) vere round to have cancer 1 rJ both breasts, all tbe patients vere diagnosed as having breast abnormalities, or Tarious degrees, in both breasts . Some non - malignant abnormalities e . g . , tibrocystic ma 3 titb, produce an increased breast temperature . A bilateral elevation in breast temperature would not produce a positive score on the device . This may account tor the higher relative frequency . of talse negatives among patients who require bilateral breast biospy . ( ( 03l